Exhibit (h)(2)

ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT, made as of September 6, 2016, is entered into by and between Ivy NextShares Trust (the “Trust”), a Delaware Statutory Trust, and Waddell & Reed Services Company (“WRSCO”), a Missouri corporation.

WITNESSETH:

WHEREAS, the Trust wishes to appoint WRSCO to be its Accounting Services and Administrative Agent (“Agent”) and to perform certain accounting and administrative services with respect to each of its series listed in Appendix A (each, a “Fund”) upon and subject to the terms and provisions of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

A.	Appointment of WRSCO as Agent for the Trust.

(1) The Trust hereby appoints WRSCO to act as Agent for the Funds upon and subject to the terms and provisions of this Agreement.

(2) WRSCO hereby accepts the appointment as Agent for the Funds and agrees to act as such, upon and subject to the terms and provisions of this Agreement.

B.	Duties of WRSCO.

WRSCO shall perform, or arrange for the performance of, such duties as set forth in this Paragraph B as agent for and on behalf of the Trust.

(1) WRSCO shall at its expense provide bookkeeping and accounting services and assistance, including, in particular, the following services as are required by the Funds:

a)	prepare all annual, semi-annual and other reports required to be sent to Fund shareholders and/or filed with the Securities and Exchange Commission (“SEC”), and arrange for such filing and printing and dissemination of such reports to shareholders;

b)	prepare and assemble all forms and reports required to be filed by the Trust on behalf of the Funds’ with the SEC and file such filings, forms and reports with the SEC;

c)	review the provision of services by the Funds’ Independent Registered Public Accounting Firm, including, but not limited to, the preparation by such firm of audited financial statements of the Funds and the Funds’ federal, state and local tax returns; and make such reports and recommendations to the Trustees of the Trust concerning the performance of the independent accountants as the Trustees deem appropriate;

d)	arrange for the filing with the appropriate authorities all required federal, state, local and foreign tax returns and forms as required by the applicable taxing authorities on behalf of the Trust;

e)	arrange for the dissemination to shareholders of the Funds’ proxy materials, and oversee the tabulation of proxies by the Fund’s transfer agent or other duly authorized proxy tabulator;

f)	review and supervise the provision of custodian services to the Fund; and make such reports and recommendations to the Trustees concerning the provision of such services as the Trustees deem appropriate;

g)	oversee the valuation of all such portfolio investments and other assets of the Fund as may be designated by the Trustees (subject to any guidelines, directions and instructions of the Trustees), and review and supervise the calculation of the net asset value of the Funds’ shares;

h)	negotiate the terms and conditions under which transfer agency and dividend disbursing services will be provided to the Fund, and the fees to be paid by the Fund in connection therewith; review and supervise the provision of transfer agency and dividend disbursing services to the Fund; and make such reports and recommendations to the Trustees concerning the performance of the Funds’ transfer and dividend disbursing agent as the Trustees deem appropriate;

i)	establish the accounting policies of the Fund; reconcile accounting issues that may arise with respect to the Funds’ operations; and consult with the Funds’ independent accountants, legal counsel, custodian, transfer agent and dividend disbursing agent, as necessary in connection therewith;

j)	determine the amount of all distributions (if any) to be paid by the Fund to its shareholders; prepare and arrange for the publishing of notices to shareholders regarding such distributions (if required) and provide the Funds’ transfer and dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of distributions;

k)	review invoices related to the Funds’ expenses and authorize payments of such invoices by the Funds’ custodian;

l)	oversee services provided to the Fund by legal counsel;

m)	maintaining the registration or qualification of the Funds and their shares under applicable securities laws and regulations, provided that the Funds shall pay all related filing fees and registration or qualification fees; and

n)	arrange for and oversee the performance of other internal legal, auditing, accounting and administrative services as ordinarily required in conducting the Funds’ business affairs.

(2) WRSCO shall maintain and keep current the accounts, books, records, and other documents relating to the Funds’ financial and portfolio transactions as may be required by rules and regulations of the SEC adopted under Sections 31(a) of the 1940 Act.

(3) WRSCO shall cause the subject records of the Funds to be maintained and preserved pursuant to the requirements under the 1940 Act.

(4) In pricing daily the value of shares of the Funds, WRSCO may make arrangements with, and obtain the value of portfolio securities from, pricing services or quotation services that are compensated by the Funds directly or indirectly through the placement of portfolio transactions with broker-dealers who provide such valuation or quotation services to WRSCO.

(5) WRSCO shall maintain or have electronic access to information from which copies of the records necessary to the preparation of the Funds’ financial statements and valuations of its assets may be reconstructed. Such copies or information shall be maintained at a location other than where WRSCO performs its normal duties hereunder so that in the event the records established and maintained by WRSCO are damaged or destroyed, WRSCO shall be able to provide the services as agreed upon in this Agreement.

(6) WRSCO will compute each Fund’s net asset value in a manner consistent with the specific provisions of the Funds’ prospectuses. In general, such computation will be made by dividing the value of a Fund’s portfolio securities, cash and any other assets, less its liabilities, by the number of shares of the Fund outstanding, adjusted to the nearest cent. Such computation will be made as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m., Eastern time) on each day that the New York Stock Exchange is open for trading.

(7) In the event any of WRSCO’s facilities or equipment necessary for the performance of its duties hereunder is damaged, destroyed or rendered inoperable by reason of fire, vandalism, riot, natural disaster or otherwise, WRSCO will use its best efforts to restore all services hereunder to the Funds and will not seek from the Funds additional compensation to repair or replace damaged or destroyed facilities or equipment. WRSCO shall also make and maintain arrangements for emergency use of alternative facilities for use in the event of the aforesaid destruction of or damage to its facilities.

C.	Compensation of WRSCO.

For the services performed by WRSCO hereunder, each Fund agrees to pay to WRSCO the amounts set forth on Appendix B.

D.	Fund Expenses.

Each Fund shall bear its own operating expenses, unless expressly assumed by WRSCO hereunder. Any expenses of a Fund paid by WRSCO shall be reimbursed to WRSCO by the applicable Fund. In addition to operating expenses, the Funds’ other expenses shall include, but shall not be limited to, the following:

(1) all pricing and valuation services employed to value the Funds’ investments, including primary and fair valuation services; and

(2) expenses incurred by WRSCO in connection with the performance of accounting and administrative services for the Funds, including, but not limited to, ASC 820 reporting (FKA FAS 157), ASC 815 reporting (FKA FAS 161), monthly SEC Yield Calculations, SSAE 16 - Controls Examination Reporting, and other Fund-related services.

E.	Delegation of Duties.

WRSCO may delegate its duties hereunder to service providers selected by WRSCO in its sole discretion; provided however, that WRSCO shall be responsible for the services delegated to such delegate, will supervise and monitor the delegate’s compliance in performing the duties hereunder, and shall be responsible for any acts or omissions of the delegate as if WRSCO itself performed such duties, or failed to take an action that caused an omission. No such delegation of duties shall relieve WRSCO of any of its responsibilities hereunder or result in a reduction of the compensation owed to WRSCO hereunder. Any payments owed to service providers to which WRSCO delegates duties to pursuant to this section shall be the responsibility of WRSCO.

F.	Right of the Trust to Inspect; Ownership of Records.

The Trust will have the right under this Agreement to perform on-site inspection of records and accounts, and audits directly pertaining to the Funds’ accounting and portfolio records maintained by WRSCO hereunder at WRSCO’s facilities. WRSCO will cooperate with the Trust’s independent auditors or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data. WRSCO acknowledges that these records are the property of the Trust, and that it will surrender to the Trust all such records promptly on request.

G.	Standard of Care; Indemnification.

WRSCO will at all times exercise reasonable care and good faith in performing its duties hereunder. WRSCO shall incur no liability to the Trust or the Fund in connection with its performance of services hereunder, except to the extent that is does not comply with the foregoing standards. WRSCO will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel, facilities and equipment as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations made in the Trust’s current registration statement as filed with the SEC.

WRSCO shall not be responsible for, and the Trust agrees to indemnify WRSCO for, any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from WRSCO’s failure to exercise good faith or reasonable care and arising out of or in connection with WRSCO’s duties on behalf of the Funds hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to WRSCO’s employees), fire, mechanical breakdown beyond its control, flood catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by WRSCO in good faith in reliance on the accuracy of any information provided to it by the Trust or its trustees or in reliance on any advice of counsel who may be internally employed counsel or outside counsel for the Trust or advice of any independent accountant or expert employed by the Trust with respect to the preparation and filing of any document with a governmental agency or authority.

In order for the rights to indemnification to apply, it is understood that if in any case the Trust may be asked to indemnify or hold WRSCO harmless, the Trust shall be advised of all pertinent facts concerning the situation in question, and it is further understood that WRSCO will use reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Trust. The Trust shall have the option to defend WRSCO against any claim which may be the subject of this indemnification and, in the event that the Trust so elects, it will so notify WRSCO, and thereupon the Trust shall take over complete defense of the claim, and WRSCO shall sustain no further legal or other expenses in such situation for which WRSCO shall seek indemnification under this paragraph. WRSCO will in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify WRSCO except with the Trust’s prior written consent.

The Funds shall not be responsible for, and WRSCO agrees to indemnify the Funds for, any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from WRSCO’s failure to comply with the terms of this Agreement; or (ii) resulting from any claim, demand, action or suit resulting from WRSCO’s failure to exercise good faith or reasonable care and arising out of or in connection with WRSCO’s duties on behalf of the Fund hereunder.

In order for the rights to indemnification to apply, it is understood that if in any case WRSCO may be asked to indemnify or hold a Fund harmless, WRSCO shall be advised of all pertinent facts concerning the situation in question, and it is further understood that the Fund will use reasonable care to identify and notify WRSCO promptly concerning any situation which presents or appears likely to present a claim for indemnification against WRSCO. WRSCO shall have the option to defend the Fund against any claim which may be the subject of this indemnification and, in the event that WRSCO so elects, it will so notify the Fund, and thereupon WRSCO shall take over complete defense of the claim, and the Fund shall sustain no further legal or other expenses in such situation for which the Fund shall seek indemnification under this paragraph. The Fund will in no case confess any claim or make any compromise in any case in which WRSCO will be asked to indemnify the Fund except with WRSCO’s prior written consent.

This Section G shall survive termination of this Agreement.

H.	Term of the Agreement; Taking Effect; Amendments.

This Agreement shall become effective at the start of business on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one (1) year and from year-to-year thereafter, provided that such continuance shall be specifically approved as provided below.

This Agreement shall go into effect, or may be continued, or may be amended, or a new agreement covering the same topics between the Trust and WRSCO may be entered into only if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not “interested persons,” as defined in the 1940 Act, of either party to this Agreement, the agreement to be continued, amendment or new agreement, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a “disinterested trustee vote.”

Any disinterested trustee’s vote shall, in favor of continuance, amendment or execution of a new agreement, include a determination that: (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of the Trust and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Fund; (iii) WRSCO can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

Nothing herein contained shall prevent any disinterested trustee vote from being conditioned on the favorable vote of the holders of a majority (as defined in or under the 1940 Act) of the outstanding shares of the Funds.

I.	Termination.

(1) This Agreement may be terminated by WRSCO at any time without penalty upon giving the Trust at least one hundred twenty (120) days’ written notice (which notice may be waived by the Fund) and may be terminated by the Trust at any time without penalty upon giving WRSCO at least sixty (60) days’ written notice (which notice may be waived by WRSCO), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Board of Trustees of the Trust in office at the time or by the vote of the holders of a majority (as defined in or under the 1940 Act) of the outstanding shares of the Funds.

(2) On termination, WRSCO will deliver to the Trust or its designee all files, documents and records of the Trust used, kept or maintained by WRSCO in the performance of its services hereunder, including such of the Trust’s records in machine readable form as may be maintained by WRSCO, as well as such summary and/or control data relating thereto used by or available to WRSCO.

(3) In addition, on such termination or in preparation therefore at the request of the Trust and at the Trust’s expense, WRSCO shall provide, to the extent that its capabilities then permit, such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Trust to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to the Funds’ activities.

(4) This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for this purpose having the meaning defined in Section 2(a)(4) of the Act and the rules and regulations thereunder of the SEC.

J.	Confidentiality.

WRSCO agrees, on its own behalf and on behalf of its employees, agents, contractors and delegates, to keep confidential any and all records maintained and other information obtained hereunder which relates to the Fund or to any of the Fund’s former, current or prospective stockholders.

K.	Choice of Law.

This Agreement is made and to be principally performed in the State of Kansas, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Kansas.

L.	Captions.

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

M.	Execution in Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

N.	Compliance with Laws.

In performing its duties as described herein, WRSCO will (i) act in a manner not inconsistent with the Funds’ most recent prospectus and statement of additional information and all amendments and supplements thereto (as presently in effect and as from time to time amended and supplemented) and resolutions of the Funds’ Board of Trustees of which WRSCO is informed by the Fund and (ii) comply with all applicable requirements of the Securities Laws and of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by WRSCO hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

IVY NEXTSHARES TRUST
on behalf of each of its series listed in Appendix A

By:	/s/ Philip J. Sanders
President

ATTEST:

By:	/s/ James D. Hughes
Secretary

WADDELL & REED SERVICES COMPANY

By:	/s/ Joseph Kauten
Senior Vice President

ATTEST:

By:	/s/ James D. Hughes
Secretary

Appendix A to the

Accounting and Administrative Services Agreement

Series of Ivy NextShares Trust

Ivy Focused Growth NextShares

Ivy Focused Value NextShares

Ivy Energy NextShares

Appendix B

Compensation Schedule

For the provision of accounting and administrative services under this Agreement, the Funds agree to pay to WRSCO an amount payable on the first day of each month equal to the greater of one-twelfth of the Asset-Based Fee or the aggregate Annual Minimum Fee as shown on the following table based upon the average daily net assets of the Funds during the prior month:

Annual Minimum Fee (per Fund)	$115,000.00

Asset-Based Fee (all Funds in Trust)	Annual Basis Point Rate

First $1 Billion	3.00
Next $5 Billion	2.25
Thereafter	1.50